Exhibit 99.1
Cypress Bioscience, Inc. Announces Pricing of Public Offering of Common Stock
SAN DIEGO, CA, May 31, 2007 /PRNewswire-FirstCall/ — Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced the pricing of an underwritten public offering of 4,700,000 shares of its common stock pursuant to an effective shelf registration statement. The representatives of the underwriters for the offering are UBS Investment Bank, who is acting as sole book-running manager, and CIBC World Markets and Jefferies & Company, who are acting as co-lead managers. The price to the public is $15.50 per share. Cypress intends to use the net proceeds from this offering to acquire, in-license or invest in products, product candidates, technologies and companies that are complementary to its own, and, if Cypress exercises its option to do so, to co-promote milnacipran if milnacipran receives approval from the United States Food and Drug Administration, under its agreement with Forest Laboratories, Inc., and, if relevant, to co-promote other products it may acquire or in-license, and for working capital and general corporate purposes. Cypress has granted to the underwriters of the offering an option to purchase an additional 705,000 shares to cover over-allotments, if any. All of the shares in the offering are being sold by Cypress.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A final prospectus supplement and related prospectus relating to the offering may be obtained from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Cypress Bioscience, Inc.
Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes and other central nervous system conditions, including fibromyalgia syndrome. Cypress’ strategy involves acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the amount and use of proceeds related to Cypress’ common stock offering. Actual results could vary materially from those described as a result of a number of factors, including any factor that causes the common stock offering not to close for any reason, unforeseen expenses related to the offering as well as other factors described in Cypress’ Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 10, 2005, including the related base prospectus, prospectus supplement and related free writing prospectus and the documents incorporated by reference therein.
SOURCE Cypress Bioscience, Inc.
CONTACT
Sabrina Martucci-Johnson, Chief Financial Officer or Mary Geison, Investor Relations, both of Cypress Bioscience, Inc., +1-858-452-2323.